UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
ORION GROUP HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
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☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(I) and 0-11

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ORION GROUP HOLDINGS, INC.
12000 AEROSPACE AVENUE, SUITE 300
HOUSTON, TEXAS 77034

April 11, 2018

To Our Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2018 Annual Meeting of Stockholders of Orion Group Holdings, Inc., which will be held on Thursday, May 24, 2018, at 10:00 a.m. Central Time. You will be able to attend the 2018 Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/orn2018. You will need the multi-digit control number included in your proxy materials in order to be able to enter the Annual Meeting.
At the Annual Meeting, you will be voting on:

(1)	The election of two Class II members to our Board of Directors, each to serve a three-year term and until his successor is duly elected and qualified;

(2)	A non-binding advisory proposal to approve the compensation of our named executive officers as disclosed in the proxy statement (the “say-on-pay” vote);

(3)	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2018; and

(4)	Any other business that may properly come before the Annual Meeting, or any reconvened meeting after an adjournment thereof.
The following pages contain the formal Notice of Annual Meeting and the proxy statement.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2018

You may access an electronic, searchable copy of this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2017, at www.proxyvote.com

This year, as in previous years, we will seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders may also request mailed paper copies if preferred.
The accompanying proxy statement provides detailed information regarding the matters to be acted upon at the Annual Meeting. In addition to the proxy statement, we have included a copy of our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2017. The Form 10-K provides information regarding our operations as well as our audited, consolidated financial statements. In accordance with Securities and Exchange Commission rules, the proxy statement and the Form 10-K, as well as our other proxy materials may be found at www.proxyvote.com.
Your vote is important. Please vote your shares as soon as possible, as this will ensure representation of your shares. Voting is available online or by telephone, or, if you have received a paper copy of our proxy materials, by paper proxy card. Returning the proxy card or voting by telephone or online does not deprive you of your right to attend the virtual meeting and to vote your shares during the live webcast for the matters to be acted upon at the meeting.
Sincerely,
Peter R. Buchler
Corporate Secretary

Houston, Texas
April 11, 2018

{N3568641.4}2

ORION GROUP HOLDINGS, INC.
12000 AEROSPACE AVENUE, SUITE 300
HOUSTON, TEXAS 77034
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be held on May 24, 2018
The proxy statement and accompanying 2018 Annual Report on Form 10-K are available at www.proxyvote.com
You may also access the proxy materials and vote your shares at www.proxyvote.com

TIME AND DATE:        10:00 a.m. Central Time, on Thursday, May 24, 2018
INTERNET ACCESS:        www.virtualshareholdermeeting.com/orn2018
Use the multi-digit Control Number provided in your proxy materials
ITEMS OF BUSINESS:

(1)	To elect two Class II members to our Board of Directors, each to serve a three-year term and until his successor is duly elected and qualified;

(2)	To approve a non-binding advisory proposal on the compensation of our named executive officers as disclosed in the proxy statment (the "say-on-pay" vote);

(3)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2018; and

(4)	To transact any other business that may properly come before the Annual Meeting or any reconvened meeting after an adjournment thereof.

RECORD DATE:	Only stockholders of record at the close of business on March 28, 2018 are entitled to notice of, and to attend or to vote at, the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING:
It is important that your shares are represented and voted at the Annual Meeting. You may vote your shares online or by telephone, as indicated in the proxy statement or the Notice of Internet Availability of Proxy Materials. If you received a paper copy of our proxy materials, you may also vote your shares by completing and returning the proxy card included in those materials. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

You are invited to attend the Annual Meeting through the link at www.virtualshareholdermeeting.com/orn2018, and may vote at that time.
This Notice of Annual Meeting of Stockholders and related Proxy Materials are being distributed or made available to stockholders beginning on or about April 13, 2018.
By Order of the Board of Directors

Peter R. Buchler
Corporate Secretary
Houston, Texas

April 11, 2018

ORION GROUP HOLDINGS, INC.
12000 AEROSPACE AVENUE, SUITE 300
HOUSTON, TEXAS 77034
TELEPHONE: (713) 852-6500

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
We are providing this proxy statement, and accompanying proxy materials, to the holders of the common stock of Orion Group Holdings, Inc. (“Orion” or the “Company”) for use in connection with the 2018 Annual Meeting of Stockholders, and any adjournments or postponements thereof. The Annual Meeting will be held on May 24, 2018, at 10:00 a.m. Central Time, at www.virtualshareholdermeeting.com/orn2018. You may access this site using the multi-digit Control Number provided with your proxy materials. The proxy statement, the enclosed form of proxy, and the Company’s Annual Report for the year ended December 31, 2017, are first being distributed or made available to stockholders on or about April 13, 2018.
Our Board of Directors has established March 28, 2018, as the record date (the “record date”) for determining the stockholders of record entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to vote on matters presented at the Annual Meeting.
This proxy statement contains important information that you should consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it and the enclosed materials carefully.
PLEASE VOTE — YOUR VOTE IS IMPORTANT
ABOUT THE COMPANY
GENERAL INFORMATION
Orion Group Holdings, Inc., is a leading specialty construction company in the building, industrial, and infrastructure sectors in the continental United States, Alaska, Canada and the Caribbean Basin. Our marine segment services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Our concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with offices throughout our operating areas. Our principal executive offices are located at 12000 Aerospace Avenue, Suite 300, Houston, Texas 77034. Our common stock is listed for trading on the New York Stock Exchange (“NYSE”) under the trading symbol “ORN”. At the close of business on the record date, 28,088,826 shares of common stock were outstanding.
ABOUT THE ANNUAL MEETING
Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” in the mail rather than a full set of proxy materials?
The Securities and Exchange Commission (“SEC”) rules allow companies to provide stockholders with access to proxy materials over the Internet rather than by mailing the proxy materials to stockholders. To conserve natural resources and reduce costs, we are sending a Notice of Internet Availability of Proxy Materials to many of our stockholders. The Notice provides instructions for accessing the proxy materials online or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future annual meetings in printed form by mail or electronically by email.

Why did I receive these proxy materials?
The Company’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with the Board’s solicitation of your proxy to vote at the 2018 Annual Meeting of Stockholders, which will take place on May 24, 2018 (the “Annual Meeting”). As a stockholder of the Company on the record date, you are entitled to vote your shares at the Annual Meeting. This proxy statement provides information relevant to your vote on the matters that will be considered at the Annual Meeting.

What is the purpose of the Annual Meeting?
There are currently three (3) proposals scheduled for consideration and vote at the Annual Meeting:

1.	The re-election of two Class II-directors, each to serve a three-year term expiring in 2021;

2.	A non-binding proposal to approve the compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay” vote); and

3.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Could other matters be considered and voted upon at the meeting?
Our Board does not expect to bring any other matter before the Annual Meeting and is not aware of any other matter that may be presented for consideration at the meeting. In addition, pursuant to our By-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies at their discretion.

How many votes may stockholders cast?
Each share of common stock that was outstanding on the record date is entitled to one vote on each matter submitted to a vote at the Annual Meeting. As of the record date, there were 28,088,826 shares of common stock outstanding and entitled to vote at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?
A majority of the outstanding shares of common stock must be present, in person (online) or represented by proxy, at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” In determining whether a quorum exists, the inspector of elections will count as present shares owned by holders who are present but abstain from voting, shares owned by stockholders who do not vote on one or more proposals, withheld votes, and broker non-votes (see What is a “broker non-vote”? below).

What are my voting options for each proposal? How does the Board of Directors recommend that I vote? How many votes are required to approve each proposal? How are the votes counted?

Proposal	Election of Directors	Say-on-Pay (advisory)	Ratification of Selection of Auditors
Your Voting Options	You may vote “FOR” or “AGAINST” the nominees or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.
Recommendation of the Board of Directors	The Board recommends you vote “FOR” each of the two nominees.	The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.	The Board recommends that you vote “FOR” ratification of our selection of KPMG LLP as our independent registered public accounting firm for 2018.
Vote Required for Approval	plurality of the votes cast (but see the note below on our “Majority Voting Policy in Director Elections”)	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal
Effect of Abstention	no effect	will count as a vote AGAINST this proposal	will count as a vote AGAINST this proposal
Effect of Broker Non-Vote	no effect	no effect	not applicable (this is a routine matter for which brokers have discretionary voting authority)

Majority Voting Policy in Director Elections. Although our directors are elected by plurality vote, our Board has adopted a majority voting policy. Each of our current directors, including the director nominees, has delivered an irrevocable resignation letter that the Board has the power to accept or decline in the event that the director does not receive more “FOR” than “AGAINST” votes in an uncontested election. We have provided more information about our majority voting policy under the heading “Proposal No. 1 — Election of Directors.”
Any Other Matters. Any other matter properly brought before the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, unless a different vote is required by statute, NYSE listing standards, or our Certificate of Incorporation or By-laws.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many of our stockholders hold their shares through a broker or other nominee rather than in their own name. As summarized below, there are several distinctions between shares held of record and those held beneficially.
Stockholders of Record. If your shares are registered in your name with the Company’s transfer agent, American Stock Transfer & Trust, you are the stockholder of record of those shares.
Beneficial Owners. If your shares are held in a bank account, brokerage account, or by another nominee, you are the beneficial owner of those shares, and your bank, broker, or nominee (your “broker”) is the stockholder of record.

How do I vote?
Stockholders of Record. If you are a stockholder of record, you may vote in any of the following ways:

(1)	Online at /www.proxyvote.com;

(2)	By telephone, by calling 1-800-690-6903;

(3)
If you received a paper copy of our proxy materials, by mail, by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, which must be received by the date indicated on the proxy card; or

(4)	During the Annual Meeting by your attendance through our link at www.virtualshareholdermeeting.com/orn2018.
You must use the multi-digit Control Number provided in your proxy materials to access this site.
Beneficial Owners. If you are a beneficial owner, you should refer to the proxy card or voting instruction form you received from your broker for an explanation of the voting options that are available to you. If you wish to vote shares that you beneficially own online during the Annual Meeting, you must request, complete, and deliver a proxy from your broker as directed in the materials provided by your broker.

Can my shares be voted if I do not provide voting instructions?
Stockholders of Record. If you are a stockholder of record and do not deliver a proxy or otherwise vote your shares, your shares will not be voted. However, if you execute a proxy or cast a vote (whether online, by telephone, or by proxy card) without giving instructions as to how to vote on one or more proposals, your shares will be voted in accordance with the Board’s recommendations on the proposals for which you have not provided specific voting instructions.
Beneficial Owners. If you are a beneficial owner and do not provide your broker with specific voting instructions, your shares will not be voted on any proposal as to which your broker does not have discretionary authority to vote. Brokers generally only have discretionary authority to vote shares held in street name on “routine” matters. The proposal to ratify the retention of the independent registered public accounting firm is considered a routine matter. The election of directors and the say-on-pay vote are non-routine matters; therefore, if you do not provide voting instructions to your broker on those proposals, your shares will not be voted on those proposals.

What is a “broker non-vote”?
A “broker non-vote” occurs when a broker holding shares for a beneficial owner submits a proxy that votes the shares on one or more proposals, but does not vote (the “broker non-vote”) on non-routine matters with respect to which the beneficial owner has not given voting instructions. As noted above, if you are a beneficial owner and do not provide voting instructions, the only matter proposed in this proxy statement on which your broker may vote is the ratification of our selection of auditors. If you hold your shares through a broker, bank, or nominee, please follow their instruction as to how to provide them with specific voting instructions.

Can I change or revoke my vote?
Yes. You may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by (1) filing a written revocation with the Corporate Secretary at the Company’s executive offices, (2) submitting online, by mail, or by phone a duly executed proxy bearing a later date, or (3) changing or revoking your vote online at any time before voting is closed at the Annual Meeting at www.virtualshareholdermeeting.com/orn2018.

Who are the proxies?
In connection with the solicitation of proxies for the Annual Meeting, the Board has appointed Mark R. Stauffer, Peter R. Buchler and Christopher J. DeAlmeida as proxies. All properly executed proxies that specify how the stockholder wishes to vote his or her shares will be voted in accordance with those instructions.

Who will count the votes?
The Company has appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate the votes and act as the Inspector of Elections.

When will the voting results be announced?
We will announce preliminary voting results at the Annual Meeting and will publish the final results in a current report on Form 8-K filed with the SEC within four business days following the meeting, which will be available on our website at www.oriongroupholdingsinc.com.

Who pays for the cost of the proxy solicitation?
The Company bears the expense of preparing, printing, mailing, and distributing the proxy materials. In addition to this solicitation by mail, directors, officers, and other employees of the Company may, without additional compensation, solicit the return of proxies by telephone, mail, facsimile, email, or other means. The Company will request that brokers and other nominee holders of common stock furnish proxy materials to their beneficial owners. The Company will reimburse such brokers and other nominees for their reasonable out-of-pocket expense in doing so.
What is “householding”?
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share the same address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact [Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.]
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record, you may notify us through Broadridge at the above-listed phone number or address.
DISCUSSION OF THE PROPOSALS
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will be asked to elect two (2) directors, each to serve on the Board. Under our By-Laws, the Board may determine by resolution the number of directors that the Company will have. The size of the Board is currently set at six (6) persons.
Our Certificate of Incorporation and By-Laws provide for a classified Board of Directors, divided into three (3) classes, with each class serving a staggered three-year term. As a result, stockholders generally elect one-third of our Board each year. The current term of each of our two (2) Class II directors, Richard L. Daerr, Jr and J. Michael Pearson, expires at the 2018 Annual Meeting. On the recommendation of its Nominating and Corporate Governance Committee, the Board has nominated each Messrs. Daerr and Pearson for re-election as Class II Directors, with each to serve a three-year term expiring at the 2021 Annual Meeting. Mr. Daerr currently serves as Chairman of the Board and Mr. Pearson serves as a director.
Each of Messrs. Daerr and Pearson has indicated that he is willing to serve the three-year directorship term for which he has been nominated. However, if, prior to the Annual Meeting, either of these two (2) director nominees should become unwilling or unable to serve, then (i) the shares represented by proxy will be voted for the election of such other person as may be designated by the Board, (ii) the Board may leave the position unfilled, or (iii) the Board may reduce the authorized number of directors, as provided in our By-Laws.
Please see “The Board of Directors and its Committees” below for information about the director nominees and the other current members of the Board, each of whom will continue to serve following the Annual Meeting.
Directors are elected by plurality vote; however, our Board has adopted a majority voting policy in uncontested elections. Each of our current directors, including the two director nominees, has delivered an irrevocable resignation letter for the Board’s consideration in the event that he does not receive more “FOR” than “AGAINST” votes in an uncontested election. If an incumbent director fails to receive the required vote for re-election, our Board, after considering the recommendation of its Nominating and Corporate Governance Committee and any factors it deems relevant, will determine whether to accept the resignation. Any director whose resignation is under consideration will abstain from participating in that decision.
The Board recommends that you vote “FOR” election of each of the two director nominees.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
(“SAY-ON-PAY” PROPOSAL)
We are seeking stockholder approval of the compensation of our executive officers (our “Named Executive Officers” or “NEOs”) as disclosed in this proxy statement. This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). Stockholders are asked to vote on the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the Company’s 2018 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, is hereby APPROVED.”
Our core executive compensation philosophy and practice are based on a pay-for-performance philosophy, balancing a fixed base salary with annual cash and long-term equity incentive opportunities. We believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement including our CD&A (including its Executive Summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.
Because this is an advisory vote, it will not be binding on the Board and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. However, we understand that our executive compensation practices are important to our stockholders. Our Compensation Committee will consider the outcome of this vote when considering future executive compensation arrangements.
The Board recommends that you vote “FOR” approval of this say-on-pay proposal.

PROPOSAL NO. 3 — APPROVAL OF THE APPOINTMENT OF KPMG LLP
The Audit Committee has recommended and the Board subsequently approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm (our “independent auditor”) to perform the audit of the Company’s financial statements for 2018.
Recent Changes in Auditors
KPMG was the Company’s independent auditor for the year ended December 31, 2017 as a result of KPMG’s appointment by the Board on March 30, 2017 as the Company’s independent auditor. Such appointment was ratified by the Company’s stockholders at the Company’s 2017 Annual Stockholders Meeting held on May 25, 2017.
In connection with the appointment of KPMG, the Company has not consulted with KPMG on any matter relating to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
The report of KPMG on the Company’s consolidated financial statements for the fiscal year ended December 31, 2017 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2017, there were no disagreements with KPMG on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in their report.

Ernst & Young, LLP (“EY”) was the Company’s independent auditor for fiscal 2016 and served in that capacity until being replaced by KPMG on March 30, 2017.
In connection with EY’s appointment, the Company did not consult with EY on any matter relating to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
The report of EY on the Company’s consolidated financial statements for the fiscal year ended December 31, 2016 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s consolidated financial statements for the fiscal year ended December 31, 2016 and through the date of dismissal, there were no disagreements with EY on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the matter in their report. There were no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the fiscal year ended December 31, 2016 and the interim period through March 30, 2017.
Representatives of KPMG are expected to be in attendance at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.
The Board recommends that you vote “FOR” the approval of the appointment of
KPMG LLP as the Company’s independent registered public accounting firm for 2018.

CORPORATE GOVERNANCE
We conduct our business under the direction of our Board. Members of the Board devote the time, energy, and attention as necessary to ensure diligent performance of their duties.
The Board has adopted corporate governance practices designed to aid the Board and management in the fulfillment of their respective duties and responsibilities to our stockholders.
Corporate Governance Guidelines
Our Corporate Governance Guidelines, first adopted by the Board in 2007, work together with our Certificate of Incorporation, By-laws, and Board committee charters to form the framework for the governance of the Company. These Guidelines set forth the practices the Board follows in making decisions regarding board composition and selection, the frequency of board meetings, involvement of senior management in board meetings, Chief Executive Officer performance evaluation and succession planning, compensation and board committees.
Code of Ethics
The Company has adopted a code of ethics that applies to its senior accounting and financial officers, including the Chief Executive Officer and Chief Financial Officer. The Code of Ethics complies with the rules of the SEC and Rule 406 of the Sarbanes-Oxley Act of 2002. The Code of Ethics, as well as other governance documents, is available as described below under “Website Availability of Governance Documents.” Any changes in, or waivers to, the Code of Ethics for the Company’s directors, executive officers, and certain senior financial officers are posted on the Company’s website within five business days and maintained for at least twelve months.
Website Availability of Governance Documents
You can access our Certificate of Incorporation, By-laws, Code of Business Conduct and Ethics, Corporate Governance Guidelines, and Stockholder Communication Policy, as well as the Audit, Nominating and Corporate Governance, and Compensation Committee Charters under “Corporate Governance” in the “Investors” section of our website at www.oriongroupholdingsinc.com. Information contained on the Company’s website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from our Corporate Secretary at the address indicated on the first page of this proxy statement.

Communications with the Board
Stockholders and other interested persons wishing to communicate with the Board, including with the Chairman of the Board or any other non-management directors, may do so by the following means:
Email:    pbuchler@orn.net
Mail:    Board of Directors
Attn: Corporate Secretary
Orion Group Holdings, Inc.
12000 Aerospace Avenue, Suite 300
Houston, TX 77034
For more information regarding how to contact the Board, including any committee of the Board, you may access our stockholder communications policy at www.oriongroupholdings.com/Corporate-Governance.html.
Director Independence
NYSE listing rules require a majority of our directors to be independent. In accordance with these rules, our Board has reviewed the relationships between the Company and each director and has affirmatively determined that each of Messrs. Amonett, Daerr, Pearson, Shanfelter, and Stoever has no direct or indirect material relationships with the Company or any member of management, and thus each of them satisfies the NYSE’s definition of an independent director. However, as our former Chief Executive Officer, Mr. Pearson did not satisfy that definition until January 1, 2018. Mr. Stauffer, our current President and Chief Executive Officer, is not independent. In addition, members of the Audit and Compensation Committees must meet heightened standards of independence in accordance with the requirements of the NYSE corporate governance listing standards and SEC rules and regulations. The Board also has determined that each of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees has no material relationship with the Company and satisfies the independence criteria (including the enhanced criteria with respect to audit and compensation committee membership) set forth in the applicable NYSE listing standards and SEC rules.
Nomination of Directors
The Board is responsible for nominating a slate of candidates for Board membership, and acts through its Nominating and Corporate Governance Committee, to review the composition of the Board, and screen and recruit potential director nominees in consultation with the Chairman of the Board and the Chief Executive Officer. Although the Nominating and Corporate Governance Committee has not established specific minimum qualifications for a position on the Board, the Committee seeks candidates who individually demonstrate a high ethical standard, a wide range of business experience at the policy-making level, and the ability to exercise sound and mature judgment in matters that relate to the current and long-term objectives of the Company.
While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, the Nominating and Corporate Governance Committee believes that a diversity of background, education, experience and social perspective, as well as independence, and the ability to represent the best interests of all stockholders, contribute to an optimal balance of Board members. Although we believe that the current membership of our Board represents a diversity of thought and perspective, the Board has recognized that the Company can and should do more to broaden diversity of its membership in a more traditional sense (including gender, racial, and ethnic diversity). To that end, the Board is committed to considering diversity issues in evaluating the membership of the Board on a going forward basis.
Board Leadership Structure
Our Chairman of the Board is an independent director. We believe that having a chairman independent of management provides critical and independent thinking with respect to the Company’s strategy and long-term objectives. Our President and Chief Executive Officer serves on the Board and provides in-depth understanding of the operations of the Company and the issues, opportunities, and challenges facing the Company. Our former President and Chief Executive Officer also serves on the Board.
The Board’s Role in Risk Oversight
The members of our Board are actively involved in the oversight of risk that could affect the Company. This oversight is conducted primarily through committees of the Board, as discussed in the charters of each committee and descriptions, below. We have adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations (“COSO”). Under these policies, the Chief Executive Officer, Chief Financial Officer, and General Counsel periodically report on the Company’s risk management policies and practices to relevant Board Committees and to the full Board. The Audit Committee provides direction on risks identified by management through its annual risk assessment related to financial reporting and internal controls and provides a central oversight role with respect to financial and compliance risks, including compliance with the Foreign Corrupt Practices Act. Our Compensation Committee considers potential risk related to the Company’s overall compensation programs and effectiveness at linking executive pay to performance and aligning the interests of our executives and stockholders. Key risks to the Company’s operations, liquidity, and strategies are considered by the full Board.

Board/Committee Primary Areas of Risk Oversight

Full Board
Risk management process, structure, and overall policies and practices for enterprise risk management; strategic risks associated with business plans, significant capital transactions, including acquisitions and divestitures; and other significant risks such as major litigation, business development risks and succession planning

Audit Committee
Major financial risk exposure; significant operational, compliance, reputational, and strategic risks Nominating and Corporate Governance Committee Risks and exposures related to corporate governance, effectiveness of the Board and its committees in overseeing the Company, review of director candidates, conflicts of interest and director independence

Nominating and Corporate Governance Committee
Risks and exposures related to corporate governance, effectiveness of the Board and its committees in overseeing the Company, review of director candidates, conflicts of interest and director independence

Compensation Committee
Risks related to executive recruitment, assessment, development, retention and succession policies and programs; and risks associated with compensation policies and practices, including incentive compensation

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The following table sets forth the names, ages and positions of our director nominees and our continuing directors as of the date of this proxy statement.

	Current Position	Age	Class	Director Since	Term Expires
Nominees for Director
Richard L. Daerr, Jr	Chairman of the Board of Directors	73	II	2007	2018
J. Michael Pearson	Director	70	II	2006	2018
Continuing Directors
Austin J. Shanfelter	Director	60	III	2007	2019
Gene G. Stoever	Director	79	III	2007	2019
Thomas N. Amonett	Director	74	I	2007	2018
Mark R. Stauffer	President, Chief Executive Officer & Director	55	I	2015	2018
Nominees for Directors
The following sets forth certain biographical information for each of the director nominees, including his position with the Company and his business experience during the past five (5) years.
Richard L. Daerr, Jr. — Mr. Daerr has served as non-executive Chairman of the Board and as a Class II director since May 2007, and is a member of the Compensation Committee. Mr. Daerr founded RK Enterprises in 1997, a firm that has assisted companies and investor groups in developing and implementing strategic plans and initiatives focused primarily on the energy, biotechnology, engineering and construction, and pharmaceuticals industries. From 1994 to 1996, Mr. Daerr served as President and Chief Executive Officer of Serv-Tech, Inc., an industrial services company that was listed on the NASDAQ. Mr. Daerr worked for CRSS, Inc. from 1979 to 1992 where he served as General Counsel and Chief Administrative Officer and as the President and Chief Operating Officer from 1990 to 1992. Prior to its acquisition, CRSS, Inc. was a NYSE listed company and one of the largest engineering, architectural and construction management companies in the U.S. as well as one of the largest independent power producers in the U.S. CRSS owned a controlling interest in NATEC, Inc., a NASDAQ listed environmental services company of which Mr. Daerr was a director. Mr. Daerr has served on the boards of several private and public companies, including TIMEC Company, Inc., a refinery turnaround maintenance company. From 2002 to 2007, he served as Chairman of an Independent Committee and served on the Audit Committee. From 2003 to 2014, Mr. Daerr served as a director and on the Audit Committee of DISA, Inc., an industrial drug testing and background checking company. From 2011 to 2015, Mr. Daerr served as a director and on the Audit Committee of ENTACT, Inc., an environmental remediation firm. From 1976 to 1979, Mr. Daerr was Associate Counsel with Dresser Industries, Inc., an industrial equipment and materials supply company. From 1972 to 1976, he was a trial attorney with the antitrust division of the United States Department of Justice. In March 2015, Mr. Daerr began serving as a director of MES Partners, Inc., a broad based industrial service company.
Mr. Daerr brings a vast amount of diverse experience to our Board, as he has served on numerous boards of public, private and not-for profit companies, as well as serving as a committee member within those boards. Mr. Daerr has been a consultant to various companies in the areas of strategic planning, acquisitions, divestitures and capital market transactions. As a former attorney with the Department of Justice and as counsel to other businesses in the public and private sector, Mr. Daerr has dealt with many of the laws and regulatory issues that affect public companies today. The National Association of Corporate Directors has designated Mr. Daerr a Governance Fellow.
J. Michael Pearson — Mr. Pearson served as our President and Chief Executive Officer from 2006 and as a Class II director since May 2007 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Effective February 2014, Mr. Stauffer replaced him as President of the Company and, ten months later, on December 31, 2014, Mr. Pearson retired as Chief Executive Officer whereby he changed from a management to non-management director of the Company. The Board has determined that, effective as of January 1, 2018, the day after the second anniversary of his retirement, Mr. Pearson is an independent director. Mr. Pearson joined us as Chief Operating Officer in March 2006 from Global Industries, Inc. (NASDAQ: GLBL), an offshore marine construction company, where he served as Chief Operating Officer from May 2002 to November 2005 and Senior Vice President, Strategic Planning from February 2002 to May 2002. Prior to joining Global Industries, Inc., Mr. Pearson served as a General Manager for Enron Engineering and Construction Co. from 2000 to 2001. Prior to that position, Mr. Pearson served as Executive Vice President for Transoceanic Shipping Co. in 1999 and President and Chief Executive Officer for International Industrial Services, Inc. from 1997 to 1999. From 1973 to 1997, Mr. Pearson served in various management capacities at McDermott International, Inc. (NYSE: MDR), including as Vice President and General Manager. Mr. Pearson is a registered Professional Engineer in Louisiana, Idaho and Texas. Mr. Pearson currently serves as Past President and Life Director of the Board of Directors of Louisiana Tech University’s Engineering & Science Foundation (“ESF”), a corporation that supports the activities and programs for the Dean of the college of Engineering & Science at the University.
Mr. Pearson brings extensive industry knowledge to our Board of Directors and provides critical management insight regarding the challenges and opportunities facing the Company. He has over 40 years’ management, operational and strategic experience in global marine construction related fields. He is also actively involved in numerous industry associations. His engineering experience is also of significant value as a Board Member. The National Association of Corporate Directors has designated Mr. Pearson a Board Leadership Fellow.

Background of the Continuing Directors
Austin J. Shanfelter — Mr. Shanfelter has been a member of our Board and a Class III director since May 2007, and has served as Chairman of our Compensation Committee since May 2007 and as a member of the Nominating and Corporate Governance Committee since May 2010. He served until December 18, 2008, as a member of the Board of Directors of MasTec, Inc. (NYSE: MTZ), a publicly traded specialty contractor, and as a special consultant. Mr. Shanfelter served as Chief Executive Officer and President of MasTec from August 2001 until March 2007. From February 2000 until August 2001, Mr. Shanfelter was MasTec’s Chief Operating Officer. Prior to being named Chief Operating Officer, he served as President of one of their service offerings from January 1997. Mr. Shanfelter has been in the telecommunications infrastructure industry since 1981. Mr. Shanfelter has been a member of the Society of Cable Television Engineers since 1982 and the National Cable Television Association since 1991. Since April 2009, Mr. Shanfelter has served as President of the Power and Communications Contractors Association (“PCAA”). Mr. Shanfelter also has served as a member of the Board of Directors of Patriot National INC. (NYSE: PN) Insurance services company, and has served as Chairman of Global HR Research LLC. As of August 2012, Mr. Shanfelter began serving as a member of the Board of Directors of Sabre Industries, a leading manufacturer of power delivery structures. Mr. Shanfelter’s achievements as an executive and director of MasTec, Inc., his many years of service as its Chief Executive Officer and President, and prior to this, its Chief Operating Officer, as well as his service on the board of other diverse entities, provide us with industry insight and perspective and qualify him to serve as one of our directors. The National Association of Corporate Directors has designated Mr. Shanfelter a Governance Fellow.
Gene G. Stoever — Mr. Stoever has been a member of our Board and a Class III director since May 2007, has served as chairman of our Audit Committee since May 2007, and as a member of the Compensation Committee since May 2010. He was an audit partner with KPMG LLP for 24 years until his retirement in 1993. During his approximately 30-year tenure with KPMG, he served domestic and multinational clients engaged in the manufacturing, construction, refining, oil and gas, real estate and banking industries, as well as serving as SEC Reviewing Partner responsible for advising and reviewing client filings with the SEC. Mr. Stoever currently serves as chairman of the audit committee and previously as a member of the nominating and corporate governance committee of the Board of Directors of Evolution Petroleum Corp. (AMEX: EPM) and previously served on the Boards and as chairman of the audit committees of several other companies. Mr. Stoever is a Certified Public Accountant in Texas (currently inactive license holder).
Mr. Stoever is well qualified to serve on our Board, based on his extensive experience in public accounting, his service on other boards, and his service as Chairman of our Audit Committee since 2007, coupled with his knowledge of financial reporting, SEC accounting rules and regulations, and generally accepted accounting principles and auditing standards. Mr. Stoever qualifies as an “audit committee financial expert” pursuant to SEC rules. The National Association of Corporate Directors has designated Mr. Stoever a Governance Fellow.

    Thomas N. Amonett — Mr. Amonett has been a member of our Board and a Class I director since May 2007, and serves as the Chairman of the Nominating and Corporate Governance Committee, and as a member of the Audit Committee. He has been President, Chief Executive Officer and a director of Athlon Solutions, LLC, a manufacturer and distributor of specialty chemicals and related services primarily to the refining and petrochemical industries, since April 2013. From November 1999 to April 2013, he was President, Chief Executive Officer and a director of Champion Technologies, Inc., a manufacturer and distributor of specialty chemical and related services primarily to the oil and gas industry. From July 2007 to November 2015, Mr. Amonett had been a director of Hercules Offshore, Inc., a provider of contract oil and gas drilling services and liftboat services, where he served as Chairman of the Nominating and Corporate Governance Committee. Mr. Amonett has been a director of Bristow Group Inc. (NYSE: BRS), a global provider of helicopter services, since 2006, where he currently serves on the Audit Committee and Executive Compensation Committee. Mr. Amonett also serves as a director of T. F. Hudgins Incorporated and of Ergon, Inc., both private companies.
Mr. Amonett is qualified to serve as one of our directors, based on his considerable management, operational and financial experience in a wide range of industries. Of particular note is his service as President and Chief Executive Officer of several companies, his service as a director of other companies and his corporate governance experience and expertise. The National Association of Corporate Directors has designated Mr. Amonett a Board Leadership Fellow.
Mark R. Stauffer — Mr. Stauffer was named Chief Executive Officer effective January 2015 and has served as the Company’s President since February of 2014. Prior to this, Mr. Stauffer assumed operational oversight in 2012, served as Executive Vice President and Chief Financial Officer from 2007 to 2014, and as Vice President and Chief Financial Officer from 1999, when he joined us, to 2007. Mr. Stauffer also served as Secretary from 2004 until 2007. Mr. Stauffer has been a member of our Board and a Class I director since January 2015. Prior to joining us, Mr. Stauffer served in various capacities at Coastal Towing, Inc. from 1986 to 1999, including Vice President and Chief Financial Officer. Mr. Stauffer has over 30 years of experience in the marine and construction industries and is a Certified Public Accountant.
Mr. Stauffer brings extensive industry knowledge to our Board of Directors and provides critical management insight regarding the challenges and opportunities facing the Company. He has over 30 years’ financial, management, operational and strategic experience in the marine and construction industries, including extensive marine construction experience. As a Certified Public Accountant, his financial and accounting experience is also of significant value as a Board Member. The National Association of Corporate Directors has designated Mr. Stauffer a Governance Fellow.

Meetings of the Board of Directors
Directors are expected to attend all meetings of the Board and each committee on which they serve, and the Board encourages all its members to attend each Annual Meeting of Stockholders.
The Board of Directors held six (6) meetings during 2017. Each director attended 100% of all meetings of the Board of Directors and committees on which he served and all directors attended the 2017 Annual Meeting of Stockholders.
Non-management directors meet in executive session on a regular basis, generally at the end of a regularly-scheduled Board meeting. The Chairman of the Board presides over the executive session. In addition, the Audit Committee has adopted a practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee has adopted a similar practice.

Committees of the Board
The Board has three standing committees; the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees are comprised exclusively of independent directors as defined by the listing standards of the New York Stock Exchange. Each committee is governed by a written charter approved by the Board of Directors. A copy of each charter is available on the Company’s website at www.oriongroupholdingsinc.com.

The Audit Committee assists the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. Pursuant to its charter, the Audit Committee has the following responsibilities, among others:

•	To select the independent auditor to audit our annual financial statements;

•	To approve the overall scope of and oversee the annual audit and any non-audit services;

•
To assist management in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditor and our internal audit function, and our compliance with legal and regulatory requirements;

•	To discuss the annual audited financial statements and unaudited quarterly financial statements with management and the independent auditor;

•	To discuss policies with respect to risk assessment and risk management; and

•	To review with the independent auditor any audit problems or difficulties and management’s responses.
Messrs. Stoever (Chairman), Amonett, and Pearson are currently members of the Audit Committee, and the Board has determined each to be independent under NYSE listing standards and applicable SEC rules. In addition, Mr. Stoever meets the relevant standards as an “audit committee financial expert” as defined by SEC rules. During 2017, the Audit Committee met seven (7) times. A report by the Audit Committee is presented elsewhere in this proxy statement.
The Compensation Committee supports the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. Pursuant to its charter, the Compensation Committee has the following responsibilities, among others:

•	To develop an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;

•	To review, approve and recommend all actions relating to compensation, promotion and employment-related arrangements for senior management, including severance arrangements;

•	To approve incentive and bonus plans applicable to senior management and administer awards under incentive compensation and equity-based plans;

•	To review and recommend major changes to and take administrative actions associated with any other forms of non-salary compensation; and

•
To review and approve or recommend to the entire Board for its approval, any transaction in our equity securities between us and any of our officers or directors subject to Section 16 of the Exchange Act.

Messrs. Shanfelter (Chairman), Daerr, and Stoever are currently members of the Compensation Committee, and the Board has determined each to be independent under the listing standards of the NYSE, both for directors generally and compensation committee members specifically. In addition, each is a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as defined in the regulations promulgated under Internal Revenue Code 162(m). The Compensation Committee met five (5) times during 2017. A report by the Compensation Committee is presented elsewhere in this proxy statement.
Compensation Committee Interlocks and Insider Participation. During the last fiscal year, Austin J. Shanfelter, Richard L. Daerr, and Gene G. Stoever served on our Compensation Committee. No Compensation Committee member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the Compensation Committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, when one of that entity’s executive officers served on our Board of Directors or on our Compensation Committee.
The Nominating and Corporate Governance Committee recommends director candidates to the Board, oversees the evaluation of Board and Committee members, develops and monitors corporate governance principles, practices and guidelines for the Board and the Company. Pursuant to its charter, the Nominating and Corporate Governance Committee has the following responsibilities, among others:

•
To identify individuals qualified to become Board members and to recommend that the Board select the director nominees for election at annual meetings of stockholders or for appointment to fill vacancies;

•	To recommend to the Board director nominees for each committee of the Board;

•	To advise the Board about appropriate composition of the Board and its committees;

•	To advise the Board about, develop and recommend to the Board appropriate corporate governance practices, principles and guidelines, and to assist the Board in implementing those practices;

•	To lead the Board in its annual review of the performance of the Board and its committees; and

•	To perform such other functions as the Board may assign to the committee from time to time.
Messrs. Amonett (Chairman), Pearson and Shanfelter are currently members of this committee, and the Board has determined each to be independent as defined in the applicable rules of the NYSE and the SEC. The Nominating and Governance Committee met three (3) times during 2017.

Director Nominations by Stockholders. Any stockholder who wishes to recommend a nominee for director for the 2019 Annual Meeting of Company Stockholders must send written notice to the Corporate Secretary in accordance with instructions set forth below and later in this proxy statement under the caption “Submission of Stockholder Proposals for 2019 Annual Meeting.”
As provided in our By-laws, any stockholder notice of intention to nominate a director must include:

•	The name and address of the stockholder;

•	A representation that the stockholder is entitled to vote at the meeting at which directors will be elected;

•	The number of shares of the Company that are beneficially owned by the stockholder;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
The following information with respect to the person nominated by the stockholder:
•Name and address;
•A complete resume or statement of the candidate’s qualifications, including education, work experience,     industry     knowledge, membership on other boards of directors and civic activity;
•A description of any arrangements and understandings between the stockholder and the nominee and any other     persons pursuant to which the nomination is made;
•The consent of each such nominee to serve as a director if elected; and

•
Such other information as required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations of the SEC and the NYSE.

The Nominating and Corporate Governance Committee seeks to achieve a Board composed of individuals who have experience relevant to the needs of the Company and who have a high level of professional and personal ethics. In addition, prospective directors must have time available to devote to Board activities. The Nominating and Corporate Governance Committee uses a variety of methods and multiple sources to identify and evaluate nominees for directors, including referrals from other directors and management, recommendations by stockholders, and third party professional search firms.
The Company did not receive any stockholder nominations for director to be considered by the Nominating and Corporate Governance Committee for the Annual Meeting and, pursuant to our By-laws, the time has elapsed for any stockholder to properly nominate a candidate for director for consideration at this year’s Annual Meeting.

Annual Performance Evaluations
Annually, the Board and its committees conduct self-performance evaluations and review each committee charter. In addition, our Corporate Governance Guidelines are reviewed and reassessed for adequacy annually.
DIRECTOR COMPENSATION
The following table describes the compensation earned by persons who served as non-employee directors during 2017. Mr. Stauffer, who serves as our President and Chief Executive Officer in addition to a director, is not entitled to any additional compensation as a director. All amounts paid to Mr. Stauffer are reported in the charts under “Executive Compensation.”

Name	Fees Earned or Paid in Cash[1] ($)	Stock Compensation[2] ($)	Total ($)
Thomas N. Amonett	76,750	90,000	166,750
Richard L. Daerr, Jr.	156,750	90,000	246,750
Austin J. Shanfelter	81,000	90,000	171,000
Gene G. Stoever	81,000	90,000	171,000
J. Michael Pearson	50,000	90,000	140,000
(1) Amounts in this column represent retainers, meeting fees and chairmanship fees as detailed in the chart below.
(2) Each of our non-employee directors was awarded 14,179 shares of restricted stock during 2017.

The Compensation Committee of the Board of Directors retained Pearl Meyer & Partners, an independent consulting firm, to assist in determining the components and amounts of director compensation for 2017, based on comparisons of board compensation in similarly- situated companies.
Our director compensation program typically consists of both cash and equity compensation. In 2017, the Compensation Committee granted equity awards to our non-employee directors valued at $90,000 per director and currently expects to grant equity awards to non-employee directors during fiscal 2018. The current schedule of director fees paid in cash is as follows:

Annual Retainer Amount
Board Service Annual Retainer	$50,000
Board Chairman Additional Annual Retainer	$70,000
Audit Committee Chairman Additional Annual Retainer	$20,000
Compensation Committee Chairman Additional Annual Retainer	$20,000
Nominating & Corporate Governance Chairman Additional Annual Retainer	$16,000
Additional Annual Retainer for (non-chair) Committee Members	$14,000
All cash retainers are paid quarterly in arrears. The Company also reimburses non-employee directors for reasonable travel and lodging expenses incurred in attending Board and committee meetings.
EXECUTIVE OFFICERS OF THE COMPANY
The following table sets forth the executive officers of the Company serving as of the date of this proxy statement. All executive officers are appointed by, and serve at the pleasure of, the Board. There is no family relationship between or among any of the Company’s directors and executive officers.

Name	Age	Position with the Company
Mark R. Stauffer	55	President and Chief Executive Officer
Peter R. Buchler	71	Executive Vice President, Chief Administrative Officer, Chief Compliance Officer, General Counsel and Secretary
Christopher J. DeAlmeida	40	Executive Vice President, Chief Financial Officer & Treasurer

Below is a summary of the business experience of each of our current executive officers other than Mr. Stauffer (whose business experience is included under the caption “Background of Continuing Directors,” above).
Peter R. Buchler — Mr. Buchler joined the Company as Vice President, General Counsel and Corporate Secretary in September 2009. He subsequently became the Company’s Chief Compliance Officer and effective January 1, 2010, became Executive Vice President. In 2011, he became our Chief Administrative Officer. Prior to joining the Company, Mr. Buchler founded and operated The Buchler Group, LLC, a consulting firm providing corporate and contracting advisory services to the domestic and international construction industry. From 2003 to 2008, Mr. Buchler worked for Global Industries, Ltd. (formerly NASDAQ: GLBL) in various capacities, including Assistant General Counsel, Vice President Commercial and Subcontracts, and Vice President of Asia Pacific. Prior to this, he served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Cooperheat-MQS, Inc., and even earlier as Assistant General Counsel, Corporate and subsequently Assistant General Counsel, Marine Construction, Shipbuilding and Industrial Services segments of McDermott International, Inc. (NYSE: MDR). Mr. Buchler has over 35 years of experience in the marine construction industry, is admitted to practice law in Texas and Louisiana and is designated by The National Association of Corporate Directors as a Governance Fellow.
Christopher J. DeAlmeida — Mr. DeAlmeida has served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer since February of 2014. Mr. DeAlmeida has over 15 years of public company accounting and financial management experience and has overseen most of the Company’s daily financial and accounting responsibilities since 2012, when he was named Vice President, Finance and Accounting. Prior to that Mr. DeAlmeida served as the Company’s Director of Finance from 2011 to 2012 and served as Director of Investor Relations from 2007 to 2011. Prior to joining Orion, Mr. DeAlmeida held progressively responsible positions in accounting, finance and investor relations with Continental Airlines, Inc. (NYSE: UAL) and BMC Software, Inc. (NYSE: BMC).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables, based in part upon information supplied by officers, directors and certain stockholders, sets forth the ownership of the Company’s outstanding common stock as of the record date by:
(1)Each person or entity who is known by the Company to own beneficially more than 5% of the Company’s outstanding common stock;
(2)Each of the Company’s directors;
(3)Each of the Company’s named executive officers, and
(4)All directors and executive officers of the Company as a group.

Name and Address of 5% Stockholders	Shares Beneficially Owned	Percent of Shares[1]
BlackRock, Inc.[2]	3,613,061	12.9
RE Advisers Corporation[3]	2,271,136	8.1
Dimensional Fund Advisors LP4	2,087,504	7.4
Boston Partners[5]	1,845,059	6.6
The Vanguard Group, Inc.[6]	1,535,424	5.5
Van Den Berg Management I, Inc[7]	1,189,540	4.2

1. Calculated based on 28,088,826 shares of common stock outstanding on the record date.
2. Based on information set forth in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on January 19, 2018, by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, BlackRock reports that it and its subsidiaries listed on Exhibit A of the Schedule 13G/A have sole voting power for 3,574,935 shares, shared voting power for 38,126 shares and sole dispositive power for 3,613,061 shares reported.
3. Based on information set forth in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 13, 2018, by RE Advisers Corporation and Natural Rural Electric Cooperative Association, 4301 Wilson Boulevard, Arlington, VA 22203. RE Advisers Corporation and National Rural Electric Cooperative Association report that they have sole voting and sole dispositive power for 2,271,136 shares reported.
4. Based on information set forth in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 9, 2018, by Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional Fund Advisors LP, an investment adviser, reports that it, and in certain cases its subsidiaries, have sole voting power for 1,999,130 shares, shared voting power for 88,374 shares and sole dispositive power for 2,087,504 shares reported.
5. Based on information set forth in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 12, 2018, by Boston Partners, One Beacon Street, 30th Floor, Boston, MA 02108. Boston Powers, an investment adviser, reports that it has sole voting power for 1,381,597 shares, shared voting power for 463,462 shares and sole dispositive power for 1,845,059 shares reported.
6. Based on information set forth in a Schedule 13G filed with the U.S. Securities and Exchange Commission on February 9, 2018, by The Vanguard Group - 23-1945930, 100 Vanguard Blvd., Malvern, PA 19355. Vanguard reports that it and its subsidiaries listed on Appendix A of the Schedule 13G have sole voting power for 40,168 shares, shared voting power for 1,495,256 shares, sole dispositive power for 1,495,256 shares and shared dispositive power for 40,168 shares reported.
7. Based on information set forth in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2018, by Van Den Berg Management I, Inc., 805 Las Cimas Parkway, Suite 430, Austin, TX 78746. Van Den Berg Management reports that it has sole voting and dispositive power for 1,189,540 shares reported.

Security Ownership of Directors and Officers

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock Owned (1)	Shares Acquirable within 60 days upon the Exercise of Stock Options (2)	Total Beneficial Ownership	Percent of Class (3)
Non-Management Directors:
Thomas N. Amonett	71,640	15,000	86,640	*
Richard L. Daerr, Jr.	78,500	15,000	93,500	*
Austin J. Shanfelter	28,686	4,606	33,292	*
Gene G. Stoever	59,551	29,606	89,157	*
J. Michael Pearson	277,478	415,558	693,036	2.5%

Management Director and Other Named Executive Officers:
Mark R. Stauffer, also a Director	465,131	329,672	794,803	2.8%
L. Dwayne Breaux (4)	-	-	-	*
Peter R. Buchler	97,863	142,486	240,349	*
Christopher J. DeAlmeida	36,540	54,489	91,029	*

Current Directors and Officers as a group (8 Persons):	1,115,389	1,006,417	2,121,806	7.6%
* Less than 1%

(1)	Includes time- and performance-based restricted shares for which vesting restrictions have not lapsed, however, the recipient retains voting rights.

(2)	Includes shares of our common stock that may be acquired under outstanding stock options that are currently vested or will vest within 60 days of the record date.

(3)
Calculated based on 28,088,826 shares of common stock outstanding on the record date. For each individual who holds options, this percentage is determined by assuming he exercises all of his options that are vested on or within 60 days of the record date.

(4)	Departed from the Company effective December 1, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance
    Section 16(a) of the Exchange Act requires the Company’s directors, certain of its officers and persons who own more than 10% of the Company’s equity securities, or insiders, to file with the SEC reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5 and to furnish the Company with copies of those reports.
Based solely on a review of the copies of these reports furnished to the Company and representations that no other reports were required during the year ended December 31, 2017, we believe that our executive officers and directors have complied in a timely manner with all Section 16(a) filing requirements during 2017.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation philosophy and objectives, each element of our executive compensation program and how the Compensation Committee of the Board of Directors (referred to throughout this CD&A as the “Committee”) made its compensation decisions for our 2017 named executive officers (“NEOs”) listed below:

NEO	Current Title
Mark R. Stauffer	President and Chief Executive Officer
Peter R. Buchler	Executive Vice President, Chief Administrative Officer, General Counsel, Corporate Secretary and Chief Compliance Officer
Christopher J. DeAlmeida	Executive Vice President, Chief Financial Officer and Treasurer
L. Dwayne Breaux	Former Executive Vice President and Chief Operating Officer[1]
1Mr. Breaux left the Company on December 1, 2017.

Executive Summary
It is our goal to be the premier specialty construction company, focused on providing solutions for our customers across the infrastructure, industrial, and building sectors, while maintaining a healthy financial position and maximizing stakeholder value. Our executive compensation programs are structured to support our business strategy and to ensure long-term alignment between our executives and our shareholders.
2017 Business Overview
Our Company, together with our subsidiaries and affiliates, is a leading specialty construction company in the building, industrial, and infrastructure sectors in the continental United States, Alaska, Canada, and the Caribbean Basin through our marine construction and concrete segments.  Our marine segment services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Our concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial structural and other associated business areas.
In 2017, we recorded revenues of $578.6 million, of which $292.8 million was attributable to our concrete segment and the remaining $285.7 million to our marine segment.  While our consolidated full year 2017 revenues were flat compared to 2016, we recorded net income of $0.4 million, as compared with net loss of $3.6 million in the prior year.  Additional highlights from fiscal 2017 included the following:

•	Continued strong demand for services across market segments;

•	Continued to right-size infrastructure sector by reducing costs and evaluating equipment needs in the marine segment to meet forward market demand;

•	Expanded the building sector by entering into the strong growth market of Central Texas with the acquisition and integration of a concrete company serving this region;

•	Prepared to further develop our targeted infrastructure, industrial and building sectors;

•	Bid on $2.5 billion of projects during 2017, with a win rate of 24%; and

•	Backlog of work under contract as of December 31, 2017 was $360.6 million, which compares with backlog under contract at December 31, 2016 of $434.0 million, or a decrease of 17%.
While 2017 was a challenging year with customer permitting delays in the first half, and significant hurricane impacts in the third quarter, we ended the year with solid operational performance and continued strong market demand.  Upcoming opportunities, in addition to macroeconomic drivers for our concrete and marine business segments, provide us with confidence as we enter 2018. We remain excited about the future and believe we have solid fundamentals for continued success.
The following chart shows our business performance over the past five years, using revenues as reported in our audited financial statements and Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), a non-GAAP measure that is important as a key financial performance measure for us because it is allows our management team and other reviewers of our financial statements (such as investors and analysts) to assess the financial performance of our assets without regard to financing methods, capital structure, or historical cost. EBITDA is also a key metric in the annual incentive plan for our NEOs.

Consistent Pattern of Growth 2012 – 2017 ($ millions)

$700
$600
$500
$400
$300
$200
$100
$-
EBITDA
Revenues
$7.4
$292.0
$21.4
$354.5
$33.4
$385.8
$21.0
$466.5
$38.3
$578.2
$31.1
$578.6
2012
2013
2014
2015
2016
2017

The GAAP financial measure that is most directly comparable to EBITDA is net income. For each of the fiscal years included in the chart above, our net income or loss, as reported in our audited financial statements, was as follows: fiscal 2012, net loss of $11.9 million; fiscal 2013, net income of $0.3 million; fiscal 2014, net income of $6.9 million; fiscal 2015, net loss of $8.1 million; fiscal 2016, net loss of $3.6 million and fiscal 2017, net income of $0.4 million.
Summary of 2017 Executive Compensation Decisions
As described in greater detail below, the three primary components of our program are base salaries, annual bonus opportunities under our NEO Bonus Plan (the “NBP”) and long-term equity incentive awards. Highlights of our program for fiscal 2017 include:

•
Base Salaries: after two years of no salary changes, base salaries were increased in January 2017 to be more consistent with median salaries for similarly situated executives in our peer group. Increases ranged between 4.5% and 19.1%.

•
Annual Bonus Plan: We achieved sufficient cash flow performance for fiscal 2017 to fund a payout under the NBP. However, due to the challenges faced by our employees and the Company as a result of the unprecedented weather events during the year, our NEOs felt it was not appropriate for them to be paid a bonus with respect to FY 2017 performance. This is the third year in a row that there were no annual bonus payments under the NBP.

•
Equity Awards: the Committee approved awards using the same mix of restricted stock, stock options and performance shares that were granted during 2016 but grant values for 2017 were increased to better align with the median equity grants made to similarly situated executives in our peer group.

2017 Executive Compensation Approach
In 2017, the Committee set target total direct compensation (i.e., base salary, target NBP award, and target long-term incentive award) consistent with our long-standing compensation philosophy, which:

•	Provides an externally competitive compensation package to help attract, motivate, and retain top executive talent;

•	Places the majority of executive pay at risk; and

•	Ties executive pay to long-term growth in stockholder value.

CEO Pay At-A-Glance
As noted, our program is structured to place a majority of NEO compensation at risk with realized value dependent upon Company performance. The chart below provides a summary of total direct compensation for our CEO, Mr. Stauffer, for 2014 (the year he was appointed President), 2015 (the year he was elevated to President & CEO), 2016, and 2017. As shown:
CEO PAY AT A GLANCE

2017 Say On Pay Vote
The Committee values the input of our stockholders. At our 2017 annual meeting of stockholders, we received over 97% support for our executive compensation program. The Committee values stockholders’ input on the design of our program and believes the 2017 vote result demonstrates strong stockholder support for the Company’s approach to executive compensation.
As we continue to grow, we are committed to continuing to ensure the alignment of our business priorities and stockholder interests. The Committee will continue to review and evaluate our program during 2018 in order to determine what, if any, additional changes are appropriate for the coming year.
Our Executive Compensation Practices
Adherence to executive compensation best practices is a critical component of good corporate governance, aids our Committee in its decision-making process, enhances our ability to manage compensation-related risk, and is always in the best interests of our stockholders and executives. Below are highlights of our current practices and policies that guide our executive compensation program:

What We Do		What We Don’t Do
✓	Pay for performance	X	No tax gross ups
✓	Significant emphasis on at-risk pay	X	No repricing of stock option awards
✓	Executive and director stock ownership requirements	X	No hedging of Company stock
✓	Independent Compensation Consultant	X	No special benefits or perquisites for NEOs
✓	Double-trigger vesting of equity awards upon a change of control	X	No accelerated vesting upon termination, except after a change of control
Compensation Program Overview: What Guides Our Program
Our Compensation Philosophy and Objectives
Our Company is one of the leaders in the specialty construction industry because it has an array of highly-experienced people, strength in resources, and the geographic reach to provide customers a full suite of turn-key specialty construction solutions that meet even the most challenging needs. Maintaining this leading posture and ensuring we are positioned for future success requires that we attract, retain, and engage the talent necessary to grow the company, to ensure the quality and sustainability of that growth, and to produce positive long-term returns for our stockholders.
We have designed our executive compensation program to provide an externally competitive and internally equitable total rewards package that reflects individual and company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation. Our philosophy has been to closely align the compensation paid to our executives with the performance of the company on both a short-term and long-term basis, and to set performance goals that support the Company’s long-term goals. Because of our emphasis on pay-for-performance, our executive compensation has historically been heavily weighted toward incentive (variable) compensation, which is directly tied to achieving results. As performance goals are met or exceeded, executives are rewarded commensurately; conversely, if goals are not met, actual earned compensation is lower.
To further our mission of producing superior financial returns for our stockholders, we have designed our program to with the following objectives:

Objectives	Guiding Principles
	Generally	Specifically
Retain and attract highly qualified executives	Pay competitively	Use statistics developed from a review of compensation survey data and publicly-disclosed peer company pay data as a reference point to help establish competitive pay opportunities.
Pay for Performance and motivate executives to grow long-term stockholder value	Link a significant part of compensation to our financial and stock price performance, especially long-term performance
Weight executive compensation program in favor of incentive compensation – balancing rewards for driving sustained profitability on an annual basis with equity-based compensation elements in the form of stock options and restricted stock.

Further align executive and stockholder interests	Encourage and facilitate significant ownership of our stock by executives
Make annual equity-based grants in the form of performance shares, stock options and time-based restricted shares – promoting an ownership culture and providing a powerful incentive to grow stockholder value. Share ownership requirements further enhance alignment and focus on long-term ownership.

Principle Elements of Compensation: Total Direct Compensation (“TDC”)
As described previously, our philosophy and objectives are supported by the following principle elements of pay in our executive compensation program:

Element	Form	Description	Attract & Retain	Pay for Performance	Align Executive and Stockholder Interests
Base Salary	Cash (Fixed)	• Fixed cash payment for performing day-to-day responsibilities. • Critical in attracting and retaining qualified personnel	✓
Annual Cash Bonus (under NBP)	Cash (Variable)	• Provides competitively annual incentive opportunities for achieving short-term financial goals and other strategic objectives measured over the current year.	✓	✓	✓
Long-Term Incentives (LTI)	Equity (Variable)	• Performance shares of restricted stock with vesting contingent upon achieving multi-year financial performance goals.	✓	✓	✓
• Stock options vest over three years and have no value unless stock price appreciates after the date of grant.
• Restricted shares vest over three years and provide immediate retention value and direct alignment with shareholders by encouraging long-term share ownership.

NEOs are also eligible to receive and participate in other benefits generally available to all Company employees, including a qualified 401(k) savings plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations (and a matching contribution from the Company). The only benefit provided to our executives that is not generally available to all employee is an automobile allowance (for 2017, the value of this perquisite was $15,000 or less per NEO). See page [XX] for more information.
The Role of the Compensation Committee
Our Board is responsible for making decisions about the compensation of our NEOs. The purpose of its Compensation Committee, which is composed solely of independent directors, is to assist the Board in discharging this responsibility by, among other things:

•	Reviewing and discussing with management the factors underlying our compensation policies and decisions, including overall compensation objectives;

•
Reviewing and discussing with management the relationship between the company’s compensation policies and practices, including the extent to which those policies and practices create risks for the company;

•	Reviewing and approving all company goals and objectives (both financial and non-financial) relevant to the compensation of the CEO;

•	Evaluating, together with the other independent directors, the performance of the CEO in light of these goals and objectives and the quality and effectiveness of his leadership;

•	Recommending to the Board for approval by the independent directors each element of the compensation of the CEO;

•	Reviewing the performance evaluations of all other members of executive management (the CEO is responsible for the performance evaluations of the non-CEO executive officers);

•
Reviewing and approving (and, if applicable, recommending to the Board for approval) each element of compensation, as well as the terms and conditions of employment, of these other members of executive management; and

•	Granting all awards under our equity compensation plans and overseeing the administration of all such plans.
The Committee works very closely with management and the Committee’s independent consultant to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in its charter, which is available on the Corporate Governance page of our website (www.orionmarinegroup.com/Corporate-Governance.html).

The Role of Management
The CEO, who may attend part of certain Committee meetings at the Committee’s request, assists the Committee in determining the compensation of all other NEOs other than himself. Input provided by our CEO includes:

•	Recommending any annual merit increases to the base salaries of the other NEOs; and

•	Establishing annual individual performance objectives for the other NEOs and evaluating their performance against such objectives, subject to Committee approval.
The other NEOs do not have a role in determining their own compensation, other than discussing their annual individual performance objectives and results achieved with the CEO.
The Role of the Independent Consultant
In furtherance of the Committee’s responsibility, the Committee engaged Pearl Meyer to assist the Committee in evaluating our executive compensation during fiscal 2017. In connection with this engagement, Pearl Meyer reported directly and exclusively to the Committee. During fiscal 2017, Pearl Meyer provided the Committee competitive marketplace compensation data, as well as updates on trends and issues in executive and director compensation, and commented on the competitiveness and reasonableness of our executive and director compensation programs.
The Committee regularly reviews the services provided by its outside consultants and, based on the information provided by Pearl Meyer, has determined that Pearl Meyer is independent in providing executive compensation consulting services.
The Role of Benchmarking and Peer Groups
The industry-specific experience of our people is a key reason for the Company’s leading posture in the specialty construction industry. This reputation for excellence in management and leadership make our people attractive targets for other companies. To prevent loss of our executive talent, we seek to provide an overall executive compensation program that competes well against other specialty construction companies, as well as companies in related industries. Each element of compensation is intended to help fulfill this commitment to competitiveness. Retention has been a particularly important goal for us, as we need to retain and motivate those senior executives who are in the best position to keep the Company on course as we return to profitability.
Because retention is an imperative, we consider external survey data and data from peer group compensation disclosures as important market reference points around which to make well-informed compensation decisions. While we do not consider market data to be a prescription, we generally target the median of the market for pay opportunities, with the potential (through annual cash incentives and long-term equity incentives) for executives to earn more or less than the market median depending upon performance.
The Committee periodically reviews the appropriateness of our pay posture in light of company and individual performance, as well as other factors specific to individual executives (such as tenure, internal equity concerns, etc.). No single position in the referenced surveys or within our peer group fully captures the breadth of the responsibilities of certain of our NEOs.
For fiscal year 2017 NEO compensation decisions, the Committee considered market data provided by Pearl Meyer that reflected compensation for a peer group of 14 publicly traded engineering & construction firms. While we have very few direct “peers” in the market, the companies in this group were identified in consultation with Pearl Meyer as potential competitors for talent with businesses of similar financial size and scope. Each year, the Committee reviews the peer group in order to determine whether the companies in the group remain appropriate for comparison to our Company.

A summary of the companies included in the 2017 peer group compensation review is provided below.

Ticker	Company Name	Industry Focus
AGX	Argan Inc	Construction & Engineering
ENG	ENGlobal Corp.	Energy Equipment & Services
GV	Goldfield Corporation	Construction & Engineering
GLDD	Great Lakes Dredge & Dock Corporation	Construction & Engineering
GIFI	Gulf Island Fabrication Inc	Energy Equipment & Services
HIL	Hill International Inc	Research & Consulting Services
IESC	IES Holdings, Inc.	Construction & Engineering
MTRX	Matrix Service Company	Energy Equipment & Services
MYRG	MYR Group, Inc.	Construction & Engineering
NWPX	Northwest Pipe Co	Construction & Engineering
PRIM	Primoris Services Corporation	Construction & Engineering
STRL	Sterling Construction Co Inc	Construction & Engineering
TISI	Team Inc	Environmental & Facilities Services
VSEC	VSE Corp	Engineering & Consulting Services
At the time of the annual review, our projected 2017 revenues fell within the middle range of the peer group. As in past years, the Committee will review and revise this group as appropriate in 2018.
To supplement the peer group data (which were collected from proxy compensation disclosures), Pearl Meyer also provided compensation statistics from a review of compensation survey data. Data reflected compensation rates across a broad group of general industry companies with revenues comparable to our own. Using a robust survey sample in combination with peer group data (along with the practice of reviewing market quartiles as opposed to averages) mitigates the impact of outliers, year-over-year volatility of compensation levels, and the risk of selection bias.
We refer to the combined peer group data and survey data provided by Pearl Meyer as the “market”. Based upon data from Pearl Meyer’s competitive review in October 2017, target total direct compensation for our NEOs fell between the market 25th and 50th percentiles on average.

•	Target total direct compensation was about 6% below market median on average (including the target annual value of equity grants in our normal annual program).

•	Actual total direct compensation was about 25% below the market median on average.
While we may evaluate our target executive compensation levels against the survey group of companies, we do not compare our annual incentive plan goals against these companies or any other group of companies. Rather, as discussed below, when we set goals under the NBP, those goals have been based upon our internal business objectives — which, when set each year, represent aggressive but, in the Committee’s estimation, reasonably achievable goals, based on the information then available to the Committee. Accordingly, the relationship between our financial performance and the financial performance of the survey companies does not necessarily affect the relationship between our executive compensation and the executive compensation of that group in a given year.

2017 Executive Compensation Program in Detail
Base Salary
Our primary objective with respect to the base salary levels of our NEOs is to provide sufficient fixed cash income to retain and attract these experienced and valuable executives in a competitive market for executive talent. The base salaries of our NEOs are reviewed and adjusted (if appropriate) annually to reflect, among other things, economic conditions, base salaries for comparable positions from a review of market data discussed previously, the tenure of the officers, and the base salaries of the officers relative to one another. None of the NEOs received base salary adjustments in 2016. However, based on its review of market data, the Committee decided to increase base salaries as for 2017 as detailed below, in order to more closely align executive base salaries with the median salary by our peers:

NEO	2015 Base Salary ($)	2016 Base Salary ($)	Percent Change (%)	2017 Base Salary ($)	Percent Change (%)
Mr. Stauffer	$520,000	$520,000	0%	$570,000	11.4%
Mr. Breaux	$420,000	$420,000	0%	$500,000	19.1%
Mr. Buchler	$335,000	$335,000	0%	$350,000	4.5%
Mr. DeAlmeida	$300,000	$300,000	0%	$350,000	16.7%
Annual Cash Incentives
Annual cash incentive opportunities for our NEOs are provided through our NBP. Annual target incentive opportunities are expressed as a percentage of base salary and are established by the Committee based on the NEO’s level of responsibility and his ability to impact overall results.
Actual bonus payouts depend on the achievement of specific financial goals. For 2017, the Committee set targets on the basis of our achievement of consolidated corporate Net Cash Flow (“NCF”) goals. NCF is defined as EBITDA, prior to any bonus computation, less net capital expenditures for the performance period. EBITDA is a key financial performance measure for our Company because it is allows our management team and other reviewers of our financial statements (such as investors and analysts) to assess the financial performance of our assets without regard to financing methods, capital structure, or historical cost. We subtract our net capital expenditures from the NCF computation because we regard investment in our core assets to be a vital component of our operations, and feel it should be accounted for in order to appropriately measure management performance on an annual basis. The NCF target set by the Committee for 2017 was $42 million.
In connection with setting targets under the NBP, the Committee also approves a trigger for when the Company begins to accrue for discretionary bonuses. For fiscal 2017, the trigger was NCF of $29 million.
The relationship between the level of NCF performance achieved and overall bonus pool funding is as follows:

Performance Level	NCF Performance Achieved as a % of Target	Bonus Pool Funding as a % of Target (1)
Below Threshold	< 70%	Discretionary	(2)
Threshold	70%	50%
Target	100%	100%
Above-Target	110%	150%
Maximum	122%	300%

(1)	Each NEO may earn a maximum incentive award of 200% of his base salary if the Company hits the Maximum level of NCF performance.

(2)	If performance falls below threshold, any bonus paid to the NEOs is in the Committee’s discretion and cannot exceed the total amount accrued for the fiscal year in which it is paid.
Although the Committee generally retains the authority to grant discretionary bonuses to our executives outside of our annual incentive program, historically, except on rare occasions, our Committee has not elected to do so. However, the Committee believes that it is important to have the flexibility to grant discretionary awards if the Company does not achieve one or more specific financial metrics, in the event that the Committee determines that management’s overall performance during the year otherwise merits recognition. Generally, any related accruals (for fiscal 2017, no such amount was accrued) serve as a cap on any discretionary bonuses, to the extent that the Committee elects to pay them.

The formulas for calculating pool funding for performance between levels are as follows:
Performance Level

From Threshold to Target	30%	+	[(% of NCF Goal Achieved – 70%)/60%]	×	Target Pool
From Target to Above Target			[(% of NCF Goal Achieved – 100%)/20%]	×	Target Pool
From Above-Target to Maximum	2.5	×	[(% of NCF Goal Achieved – 100%)/20%]	×	Target Pool

NBP Pool Funding

350%
300%
250%
200%
150%
100%
50%
0%
Percent of Target Pool Funded
Maximum
Target
Threshold
Committee Discretion
40%
50%
60%
70%
80%
90%
100%
110%
120%
130%
140%
Percent of NCF Goal Achieved

Actual performance for 2017 exceeded the threshold level in the NBP. However, due to the challenges faced by our employees and the Company as a result of the unprecedented weather events during the year, our NEOs felt it was not appropriate for them to be paid a bonus with respect to FY 2017 performance. As illustrated in the Summary Compensation Table, 2017 was the third year in a row in which our NEOs were not paid an annual bonus under the NBP.
The table below provides a summary of the individual target incentive award opportunities, as well as actual awards earned:

	Target Award Opportunity		Maximum Award Opportunity		Actual Award Paid for 2017 for 2014 Performance
NEO	As a% of Eligible Salary	$	As a% of Eligible Salary	$	As a% of Salary	$
Mr. Stauffer	85%	$484,500	200%	$1,140,000	0%	$0
Mr. Breaux	75%	$375,000	200%	$1,000,000	0%	$0
Mr. Buchler	60%	$210,000	200%	$700,000	0%	$0
Mr. DeAlmeida	60%	$210,000	200%	$700,000	0%	$0

Long-Term Equity Incentives
Consistent with the company’s compensation philosophy, the Committee believes that long-term incentives should promote improvements to stockholder value and strongly align the interests of our NEOs with those of our stockholders. Specifically, NEOs should hold a meaningful amount of unvested equity, which not only aligns their long-term interests with those of our stockholders, but also serves as an effective retention tool.
For 2017, the mix of long-term incentives included the following:

•
25% in the form of performance shares of restricted stock, which are earned and vested are based on the achievement of specific financial performance goals. For 2017 grants, actual awards are earned only if the Company achieves an average Return on Invested Capital (“ROIC”) over a two-year period. For fiscal 2018 and 2019, the Company must achieve a threshold ROIC level of 7.5%. The Committee will determine whether the threshold was achieved during the first quarter of fiscal year 2020. In the event that the threshold level of ROIC is not achieved, the performance shares granted in 2017 will be forfeited. ROIC equals Net Operating Profit After Taxes (“NOPAT”) divided by Invested Capital (“IC”).

•
25% in the form of stock options, which vest 33.3% on the first anniversary of the grant date and one-thirty-sixth of the shares thereafter upon completion of each full month following the first year anniversary. Unexercised option awards expire on the tenth anniversary of the grant date. Stock options are a meaningful performance-based incentive to grow stockholder value. Regardless of the grant date expected value of a stock option award, our NEOs only realize value on those awards to the extent that the stock price (and stockholder value) increases following the date of grant.

•
50% in the form of time-based shares of restricted stock, which vest 33.3% on the first anniversary of the grant date and one-thirty-sixth of the shares thereafter upon completion of each full month following the first year anniversary. Restricted stock encourages long-term ownership of stock, while also providing an incentive with a value tied directly to our stock price. We believe our program functions as intended to encourage NEOs to build toward a meaningful level of long-term stock ownership.

The company does not backdate options or grant options retroactively. In addition, we do not intentionally coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our option grants are granted at fair market value on a fixed date or event based on the closing price of a share of our common stock on that date, with all required approvals obtained in advance of or on the actual grant date. All grants to NEOs require the approval of the Committee.
2017 Target Long-Term Incentive Award Grants. The table below shows the long-term incentive award values granted for fiscal 2017 for each of the NEOs:

NEO	Stock Options*	Performance-Based Restricted Stock**	Time-Based Restricted Stock**	Total Grant Value
Mr. Stauffer	$250,000	$250,000	$500,000	$1,000,000
Mr. Breaux	$125,000	$125,000	$250,000	$500,000
Mr. Buchler	$65,000	$65,000	$130,000	$260,000
Mr. DeAlmeida	$65,000	$65,000	$130,000	$260,000
*    The number of options granted to each NEO was based on a Black-Scholes valuation.

**	Award amounts for time- and performance-based shares of restricted stock were determined based on the closing price of our common stock on the date of grant on May 15, 2017.

Other Programs, Policies and Guidelines
Stock Ownership Requirements
To further enhance our focus on stockholder alignment, our executive compensation program includes stock ownership requirements for our NEOs and our directors. The required ownership levels are expressed as a multiple of salary (for NEOs) or a multiple of the annual Board retainer (for directors), as summarized in the table below:

Covered Position	Stock Ownership Requirement (Minimum Value)
CEO	Three times salary
CFO	Two times salary
Other NEOs	One and a half times salary
Directors	Three times annual retainer

Shares that may be counted toward the satisfaction of these guidelines include shares held outright, through benefit plans or in trust, unvested restricted shares, and in-the-money value of unexercised stock options. Directors and NEOs have five years from the date first subject to these guidelines to comply with the minimum ownership requirement.
Benefits
Each NEO is eligible to participate in the same benefit plans and programs that are (or in the future) may be available to our other salaried employees, including any profit-sharing plan, thrift plan, health insurance or health care plan, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and other similar plans. This also includes our 401(k) plan, which provides that we match 100% on the first 2% of eligible compensation contributed to the plan, and 50% on the next 2% of eligible compensation contributed to the plan. These matching contributions vest over a four-year period. At our discretion, we may make additional matching and profit sharing contributions to the plan.
We do not have any supplemental benefits or perquisites for our NEOs that are not generally available to other salaried employees in the organization. We provide our NEOs with car allowances, a benefit we feel meets a legitimate business need and is competitively appropriate. We do not own any interest in or lease any aircraft, nor do we pay or reimburse country club memberships, nor do we provide any retirement benefits beyond what is generally available to all employees. However, the Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites as it deems advisable.
The Committee reviews the overall cost to us of our benefit programs generally on an annual basis or when changes are proposed. The Committee believes that the benefits provided by these programs have been important factors in attracting and retaining key employees, including the NEOs.
Insider Trading and Speculation in Orion Stock
We have established policies prohibiting our officers, directors, and employees from purchasing or selling Company securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, directors, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging or any other type of derivative arrangement that has a similar economic effect.
Risks Arising from Compensation Policies and Practices
Management has conducted an in-depth risk assessment of our compensation policies and practices and concluded that that they do not create risks that are reasonably likely to have a material adverse effect on the company. The Committee has reviewed and concurred with management’s conclusion. The risk assessment process included, among other things, a review of (i) all key incentive compensation plans to ensure that they are aligned with our pay-for-performance philosophy and include performance metrics that meet and support corporate goals, and (ii) the overall compensation mix to ensure an appropriate balance between fixed and variable pay components and between short-term and long-term incentives. The objective of the process was to identify any compensation plans and practices that may encourage employees to take unnecessary risk that could threaten the company. No such plans or practices were identified.
Post-Employment Compensation
We have employment agreements with our NEOs, which entitle them to certain severance benefits in the case of a qualifying termination. Severance payments following a change-in-control are subject to a double-trigger, and we do not provide excise tax gross-up payments.

•	Absent a change-in-control: in the event of a resignation for “good reason” (as defined in the agreements) or a termination without cause, each of our NEOs is entitled to one year of his base salary.

•
Following a change-in-control: in the event a resignation for “good reason” (as defined in the agreements) or a termination without cause following a change-in-control, each of our NEOs is entitled to receive their respective base salary for two to three years (varying by position level). We do not provide any tax gross-ups.

•
Treatment of unvested equity: NEOs may exercise vested stock options following termination, but upon termination all unvested equity awards lapse according to the terms of our long-term incentive plan.

Severance payments following a change-in-control are subject to a double-trigger, and we do not provide any tax gross-up payments.
The company provides these contractual severance benefits in order to help support retention of valuable executive talent, and to ensure that executives remain focused on the best interests of stockholders — particularly in the context of any potential transaction. The Committee believes that the severance benefits agreed to in the case of these termination events are reasonable in light of the potential value delivered to stockholders in return. See “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Post-Termination Compensation Paid to Mr. Breaux
One of our NEOs, L. Dwayne Breaux, who served as our Executive Vice President and Chief Operating Officer, resigned from the Company effective December 1, 2017. In connection with his departure, Mr. Breaux executed a release agreement in favor of the Company and agreed to abide by certain restrictive covenants (including non-competition and non-solicitation of clients and employees) in exchange for the receipt of the severance benefits under his employment agreement that he would have received had his employment been terminated by the Company without cause. Specifically, Mr. Breaux is entitled to receive (a) severance in the amount of $500,000, which is being paid to him in equal installments as salary continuation payments through December 1, 2018, (b) continued payment of his auto allowance ($1,050 per month) through December 1, 2018, and (c) a transitional expense payment of $2,500 per month through December 1, 2018. All of his time- and performance-based restricted shares and unvested options that were outstanding as of his separation date were forfeited as of that date, and all of his unexercised options were forfeited as of March 1, 2018. Given that he separation from employment prior to the end of the year, Mr. Breaux would not have been entitled to receive a bonus under the NBP even if any such bonuses had become payable.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the amount of compensation paid to certain covered officers that we may deduct for federal income tax purposes to $1 million per covered officer per year. Historically, compensation that qualified as “performance-based compensation” within the meaning of Section 162(m) was not subject to the $1 million limitation. In recent years, largely due to the availability of this performance-based exemption, the deductibility of various payments and benefits has been one factor among many considered by the Committee in determining executive compensation.
However, the federal tax reform legislation passed in December 2017 included significant changes to Section 162(m). Among these changes were an expansion of the scope of covered officers subject to the Section 162(m) deduction limitation and the elimination of the performance-based compensation exemption. For taxable years beginning after December 31, 2017, compensation paid to a covered officer in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain performance-based arrangements in place as of November 2, 2017. Among other things, this means that all compensation paid to each covered officer in 2018 and beyond will be subject to the $1 million deduction limitation, regardless of whether it is structured as performance-based compensation, unless the transition relief applies.
Section 162(m) is highly technical and complex. Because of ambiguities as to the application and interpretation of Section 162(m), including the uncertain scope of the transition relief for “grandfathered” performance-based compensation, we can give no assurance that compensation intended to satisfy the requirements for performance-based exemption from the Section 162(m) deduction limit will, in fact, satisfy the exemption. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the company’s business needs.
CEO Pay Ratio Disclosure
We determined that the 2017 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2017, other than our CEO, Mark R. Stauffer, was $44,905. Mark R. Stauffer’s 2017 annual total compensation was $1,592,650; and the ratio of these amounts was 35.5 to 1. We have a total of 2,190 employees, excluding Mr. Stauffer, all temporary employees and all independent contractors paid by third parties.
To identify the median employee, we used a consistently applied compensation measure (CACM) of base salary plus overtime, bonuses and auto allowance for fiscal 2017, annualizing the CACM for those employees hired during 2017.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EXECUTIVE COMPENSATION
The table below sets forth information regarding compensation earned by, awarded to or paid to anyone who served as the Company’s principal executive officer or principal financial officer during fiscal year 2017, and our other named executive officers at December 31, 2017 (collectively, the “Named Executive Officers”).
Summary Compensation Table

Name	Year	Salary	Non-Equity Incentive Plan Compensation	Awards		All Other Compensation	Total
				Stock Awards	Option Awards
Mark R. Stauffer	2017	$570,000	$0	$750,000	$250,000	$22,650	$1,592,650
President & CEO	2016	$520,000	$0	$450,000	$150,000	$22,650	$1,142,650
	2015	$528,615	$0	$0	$0	$15,289	$543,904

Christopher J. DeAlmeida	2017	$350,000	$0	$195,000	$65,000	$20,250	$630,250
EVP, CFO & Treasurer	2016	$300,000	$0	$126,000	$42,000	$20,250	$488,250
	2015	$305,000	$0	$0	$0	$12,842	$317,842

Peter R. Buchler	2017	$350,000	$0	$195,000	$65,000	$19,861	$629,861
EVP, CCO, CAO, GC & Secretary	2016	$335,000	$0	$127,500	$42,500	$19,897	$524,897
	2015	$341,135	$0	$0	$0	$12,842	$353,977

L. Dwayne Breaux	2017	$458,333	$0	$325,000	$125,000	$561,411	$1,469,744
former EVP and COO	2016	$420,000	$0	$318,750	$106,250	$20,250	$865,250
	2015	$103,385	$0	$225,000	$225,000	$3,150	$556,535

1 Each NEO is eligible to earn a bonus under our NEO Bonus Plan (the “NBP”). However, no bonuses were awarded under the NBP to any of our NEOs during each of the three fiscal years reported in the table. For information regarding the NBP for fiscal 2017, please see the discussion entitled, “2017 Executive Compensation Program in Detail - Annual Cash Incentives” in the Compensation Discussion & Analysis section of this proxy statement.
2 Represents the grant date fair value of equity awards granted during the fiscal year as determined under ASC Topic 718. Includes both our time- and performance-based shares of restricted stock valued at the closing price of a share of our common stock on the grant date. We value our option awards using a Black-Scholes model. For more information on how we value our equity awards, please see Note 15 of the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. For more information on the equity awards granted during fiscal 2017, please see the next table (“Grants of Plan-Based Awards”).
3 For Mr. Stauffer, his 2017 amount reflects an automobile allowance provided to him of $15,000 and the Company’s matching contribution under the Company’s 40l(k) Plan in the amount of $7,650.
4 For Mr. DeAlmeida, his 2017 amount reflects an automobile allowance provided to him of $12,600 and the Company’s matching contribution under the Company’s 40l(k) Plan in the amount of $7,650.
5 For Mr. Buchler, his 2017 amount reflects an automobile allowance provided to him of $12,600 and the Company’s matching contribution under the Company’s 40l(k) Plan in the amount of $7,261.
6 Mr. Breaux resigned from his role as Executive Vice President and Chief Operating Officer effective December 1, 2017.
7 For Mr. Breaux, his 2017 amount reflects (a) certain benefits provided to him during his 11 months of employment, including an automobile allowance of $11,550 and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $7,261 and (b) severance payments totaling $542,600, which will be paid to him in installments over the one-year period following his separation of employment. For information regarding severance paid to Mr. Breaux, please see the discussion entitled, “Post-Termination Compensation to Mr. Breaux” in the Compensation Discussion & Analysis section of this proxy statement.

Grants of Plan Based Awards
The table below present’s additional information regarding equity and non-equity incentive plan awards granted to our named executive officers during the fiscal year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts under Equity Incentive Plan Awards (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/sh)	Grant Date Value of Stock and Option Awards ($)
Name and Type of Grant	Grant Date	Target ($)	Maximum ($)
Mark R. Stauffer
Annual Cash Incentive		484,500	1,140,000
Option Grant	5/25/17					102,459	7.22	250,000
Performance Shares	5/25/17			34,626				250,000
Restricted Shares	5/25/17				69,252			500,000
Christopher J. DeAlmeida
Annual Cash Incentive		210,000	700,000
Option Grant	5/25/17					26,639	7.22	65,000
Performance Shares	5/25/17			9,003				65,000
Restricted Shares	5/25/17				18,006			130,000
Peter R. Buchler
Annual Cash Incentive		210,000	700,000
Option Grant	5/25/17					26,639	7.22	65,000
Performance Shares	5/25/17			9,003				65,000
Restricted Shares	5/25/17				18,006			130,000
L. Dwayne Breaux
Annual Cash Incentive		375,000	1,000,000
Option Grant	5/25/17					51,230	7.22	125,000
Performance Shares	5/25/17			17,313				125,000
Restricted Shares	5/25/17				34,626			250,000

1 Represents the target and maximum possible awards that could be earned by each NEO under our NEO Bonus Plan for fiscal 2017 performance. However, as reported in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation,” no bonuses became payable to any of the NEOs under the NEO Bonus Plan for fiscal 2017.
2 Represents performance shares of restricted stock that will vest on the third anniversary of the date of grant, provided that the applicable performance metric is met (average return on invested capital for fiscal 2018 and 2019 of at least 7.5%).
3 Represents shares of restricted stock, one-third of which vest on the first anniversary of the grant date and one-thirty-sixth of the shares vest thereafter upon completion of each full month following such anniversary, subject to the holder’s continued employment.
4 Represents stock options, one-third of which vest on the first anniversary of the grant date and one-thirty-sixth of the shares vest thereafter upon completion of each full month following such anniversary, subject to the holder’s continued employment.
5 Represents the grant date fair value of the stock or option awards, as determined under ASC Topic 718, with options valued using a Black-Scholes model.
6 Mr. Breaux separated from employment on December 1, 2017. All of his equity awards that were unvested as of his termination date (including those granted during 2017) were forfeited as of such date. In addition, although he was eligible to participate in the NBP during his employment period, he would not have been eligible to receive a bonus for fiscal 2017 even if bonuses had been awarded under NBP given that he was not employed with the Company at the end of the fiscal year.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information regarding options or warrants authorized for issuance under our equity compensation plans as of December 31, 2017:

Plan category	Column A Number of securities to be issued upon exercise of outstanding options, warrants and rights	Column B Weighted average exercise price of outstanding options, warrants and rights	Column C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by stockholders	2,024,130	$7.69	2,095,563
Equity compensation plans not approved by stockholders	—	—	—
Total	2,024,130	$7.69	2,095,563
The weighted average term of outstanding options, warrants and rights as of December 31, 2017 was 5.26 years.
Outstanding Equity Awards at Fiscal Year End 2017
The following table reflects all outstanding equity awards held by our named executive officers as of the year ended December 31, 2017:

		Option Awards (1)				Stock Awards
						Equity Incentive Plan Awards (2)		All Other Stock Awards (3)
NEO	Grant Date	Number of securities underlying unexercised options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units that have not vested (4) ($)	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested (4) ($)
		Exercisable (#)	Unexercisable (#)
Mark R. Stauffer	10/7/2008	29,860	—	$6.00	10/07/2018
	11/19/2009	20,564	—	$19.11	11/19/2019
	11/18/2010	26,718	—	$13.69	11/18/2020
	8/18/2011	94,773	—	$6.00	08/18/2021
	11/20/2014	64,063	—	$11.35	11/20/2024
	5/19/2016	47,193	42,627	$4.94	05/19/2026	30,364	237,750	28,820	225,661
	5/25/2017	—	102,459	$7.22	05/25/2027	34,626	271,122	69,252	542,243
Christopher J. DeAlmeida	11/19/2009	5,875	—	$19.11	11/19/2019
	11/18/2010	7,634	—	$13.69	11/18/2020
	11/20/2014	14,063	—	$11.35	11/20/2024
	05/19/2016	13,215	11,935	$4.94	5/19/2026	8,502	66,571	8,069	63,180
	05/25/2017	—	26,639	$7.22	5/25/2027	9,003	70,493	18,006	140,987
Peter R. Buchler	9/1/2009	15,000	—	$19.59	09/01/2019
	11/19/2009	10,282	—	$19.11	11/19/2019
	11/18/2010	13,359	—	$13.69	11/18/2020
	8/18/2011	65,136	—	$6.00	08/18/2021
	11/20/2014	14,063	—	$11.35	11/20/2024
	5/19/2016	13,372	12,077	$4.94	05/19/2026	8,603	67,361	8,165	63,932
	5/25/2017	—	26,639	$7.22	05/25/2027	9,003	70,493	18,006	140,987
L. Dwayne Breaux (5)	9/29/2015	103,701	—	$5.82	03/01/2018
	5/19/2016	31,653	—	$4.94	03/01/2018	--	--	--	--
	5/25/2017	—	—	$7.22	03/01/2018	--	--	--	--

(1)
All unvested stock option awards vest one-third on the first anniversary of the grant date and one-thirty-sixth of the options vest thereafter upon completion of each full month following such anniversary, subject to the holder’s continued employment.

(2)
Represents performance shares, which vest on the third anniversary of the date of grant if the company’s two-year average return on invested capital for is equal to or greater than a specified threshold, subject to the holder’s continued employment. For performance shares granted in 2016, the two-year average will be determined based on ROIC for fiscal years 2017 and 2018 and must exceed 7.5% for the shares to vest. For performance shares granted in 2017, the two-year average will be determined based on ROIC for fiscal years 2018 and 2019 and must exceed 7.5% for the shares to vest.

(3)
Represents time-based restricted shares, one-third of which vest on the first anniversary of the grant date and one-thirty-sixth of the shares vest thereafter upon completion of each full month following such anniversary, subject to the holder’s continued employment.

(4)	Based on the closing price of a share of our common stock on the last trading day of the fiscal year ($7.83 on December 29, 2017).

(5)
Mr. Breaux left the Company on December 1, 2017. All of his equity awards that were unvested as of his separation date (including those granted during 2017) were forfeited as of such date although he was permitted to retain any vested but unexercised options for a three-month period following his separation from employment. On March 1, 2018, all of his unexercised options were terminated.

Option Exercises and Stock Vested In Fiscal Year Ended 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Option Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Mark R. Stauffer	--	--	43,001	311,253
Christopher J. DeAlmeida	24,814	45,456	11,370	82,061
Peter R. Buchler	--	--	11,476	82,816
L. Dwayne Breaux	--	--	33,273	242,497

(1)	Determined based on the number of options exercised multiplied by the difference between the closing price of a share of our common stock on the date of exercise and the option exercise price.

(2)	Determined based on the closing price of a share of our common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control
Overview
This section describes the benefits payable to our named executive officers in two circumstances:

•	Change in control

•	Termination of employment
Employment Agreements with Certain Officers
We have entered into employment agreements with each of our Chief Executive Officer, our Chief Financial Officer, our other named executive officers and certain other key employees. Each of the current agreements provides for a base salary, a potential bonus, and participation in our benefit plans and programs.
Annualized base salaries at December 31, 2017 for each of our then named executive officers were as follows: Mark R. Stauffer - $570,000; Peter R. Buchler - $350,000; and Christopher J. DeAlmeida - $350,000. Under the employment agreements, in the event of a resignation for good reason or a termination without cause, each officer is entitled to severance benefits in the form of salary continuation payments for a period of one year if the termination is not in connection with a change of control.
These employment agreements also provide for certain change of control benefits. Each officer is entitled to severance benefits in the form of salary continuation payments for a set period of time in the event of a resignation for good reason or a termination without cause, if the termination occurs within three months prior to, or within twelve months after, a change of control. Such period is two and one-half years for Messrs. Buchler and DeAlmeida, and three years for Mr. Stauffer. If necessary, the amount of the severance payments will be reduced to an amount such that the aggregate payments and benefits to be provided to the officer do not constitute a “parachute payment” subject to a federal excise tax.
The agreements also include confidentiality provisions without a time limit and non-competition provisions that apply during the periods specified in the employment agreements.
For this purpose, the term “change in control” or “during a protection period” generally means the occurrence of any of the following events:
(a)A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person     or group, constitutes more than 50% of the total fair market value or total voting power of our stock; however the following acquisitions will not constitute a change in control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us or (ii) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the Compensation Committee in its sole discretion.
(b)A “change in the effective control of the Company” which will occur on the date that either (i) any one person, or more than one person acting as a group, acquires ownership of our stock possessing 35% or more of the total voting power of our stock, excluding (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or (z) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the Compensation Committee in its sole discretion or (ii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
(c)A “change in the ownership of a substantial portion of the Company’s assets” which occurs on the date that any one person, or more than one person acting as a group, acquires our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.
The employment agreements also provide for termination of employment unrelated to a change in control (as defined above) if the executive is terminated without cause (as defined below) or he voluntarily terminates his employment for good reason (as defined below).
The term “cause” means: (a) a material breach by the executive of the noncompetition and confidentiality provisions of the employment agreement; (b) the commission of a criminal act by the executive against us, including, but not limited to, fraud, embezzlement or theft; (c) the conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; or (d) the executive’s failure or refusal to carry out, or comply with, any lawful directive of our Board of Directors consistent with the terms of the employment agreement which is not remedied within 30 days after receipt of notice from us.
The term “good reason” means: (a) a substantial reduction of the executive’s base salary without his consent; (b) a substantial reduction of his duties (without his consent) from those in effect as of the effective date of the employment agreement or as subsequently agreed to by the executive and us; or (c) the relocation of the executive’s primary work site to a location greater than 50 miles from the current work site as of the effective date of the employment agreement.
The benefits payable to each named executive officer in each circumstance are contained in the provisions of that executive’s employment agreement. These benefits ensure that the executive is motivated primarily by the needs of the Company as a whole, and not by circumstances that are outside the ordinary course of business. In general, the executive is assured that he will receive a continued level of compensation if his employment is adversely affected by the termination of employment or a change in control of the Company.
Payment of these benefits is conditional upon the Company’s receipt of appropriate waivers and a release from all claims against the Company.
Summary of Payments
The table below summarizes the benefits payable to each named executive in the various termination scenarios. No benefits are payable if an executive voluntarily terminates employment without good reason or employment is terminated by us for cause.

In all cases, the executive has the right to exercise vested stock options. Equity awards for which vesting has not occurred will be forfeited according to the provisions of the LTIP.

The tables below assume that the terminations took place on and with salaries in effect on December 31, 2017, but are based upon the terms of Amendment One effective January 1, 2017 of that certain Employment Agreement with Mr. Stauffer, Amendment One effective April 1, 2017 of that certain Employment Agreement with Mr. Buchler and Amendment Two effective January 1, 2018 of that certain Employment Agreement with Mr. De Almeida.

Mark R. Stauffer	Death Or Disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, and during a protection period (Change of Control)
Severance	$ -	$570,000	$1,710,000
Annual Incentive*	$ -	116,600	349,800
Car Allowance	$ -	15,000	45,000
Transitional	$ -	30,000	90,000
Total	$ -	$731,600	$2,194,800

Peter R. Buchler	Death Or Disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, and during a protection period (Change of Control)
Severance	$ -	$350,000	$875,000
Annual Incentive*	$ -	39,390	98,475
Car Allowance	$ -	12,600	31,500
Transitional	$ -	30,000	75,000
Total	$ -	$431,990	$1,079,975

Christopher J. DeAlmeida	Death Or Disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, and during a protection period (Change of Control)
Severance	$ -	$350,000	$875,000
Annual Incentive*	$ -	33,750	84,375
Car Allowance	$ -	12,600	31,500
Transitional	$ -	30,000	75,000
Total	$ -	$426,350	$1,065,875

*Based on the last annual incentive actually paid to the officer by the Company, even if in a prior fiscal year.

Our fourth NEO, L. Dwayne Breaux, separated from employment on December 1, 2017. For information regarding amounts that were paid to him upon his separation from employment, please see the discussion entitled, “Post-Termination Compensation Paid to Mr. Breaux,” in the Compensation Discussion & Analysis section of this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board has charged the Audit Committee to review all related party transactions as defined by SEC rules. Related party transactions are Company transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s common stock, immediate family members of these persons (which shall include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and persons sharing the same household of the foregoing persons), or entities in which one of these persons has a direct or indirect material interest. A related party transaction means any transaction, or series of similar transactions (and any amendments, modifications or changes thereto), in which the amount exceeds $120,000. A related party transaction does not include compensatory arrangements with the Board or executive officers or certain other transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval. The Board has delegated the authority to review and approve all related party transactions to its Audit Committee. For fiscal year 2017, there were no related party transactions.

AUDIT COMMITTEE REPORT
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee of the Company’s Board of Directors consists of three non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of

NYSE listing standards and (ii) at least one member meets certain standards as an audit committee financial expert. Mr. Stoever, Chairman of the Committee, meets the relevant standards as an audit committee financial expert.
Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors. In fulfillment of its responsibilities, the Audit Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. The Audit Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited consolidated financial statements and such matters. In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures required by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (formerly Auditing Standard No. 16) – Communications with Audit Committees , as adopted by the PCAOB, and the letter from the independent auditors required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Audit Committee also considered whether the provision of any of the non-audit services described below under “Fees of the Independent Auditors” is compatible with maintaining their independence.
In reliance on the reviews and discussions above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.
Respectfully submitted by the members of the Audit Committee
Gene G. Stoever, Chairman
Richard L. Daerr, Jr.
Thomas N. Amonett

Audit Fees
The following table sets forth the aggregate fees KPMG billed to the Company for the years ended December 31, 2017 and 2016.*

	2017	Percent Approved by Audit Committee	2016	Percent Approved by Audit Committee
Audit fees	$970,000	100%	$0	100%
Audit-related fees	$0	100%	$0	100%
Tax fees	$0	100%	$0	100%
All other fees	$0	—	$0	—
Total fees	$970,000	100%	$0	100%
*As discussed under Proposal 3, KPMG served as the Company’s independent auditor for fiscal 2017 only. EY served as the Company’s independent auditor for fiscal 2016.
Audit and Non-Audit Service Approval Policy
In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations, the Audit Committee has adopted procedures for the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm.

1 Includes professional services for the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements that only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance and review of documents filed with the SEC.

2 Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.
3 The Company retains another accounting firm to provide tax return preparation services.
Audit Services. The Audit Committee annually approves specified audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically pre-approved by the Audit Committee. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.
Audit-Related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, which historically have been provided by our independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee annually approves specified audit- related services within established fee levels. All other audit-related services must be pre-approved by the Audit Committee.
Tax Fees. The Company retains an independent registered public accounting firm other than KPMG LLP to provide tax services, except as noted.
All Other Services. Other services, if any, are services provided by our independent registered public accounting firm that do not fall within the established audit, audit-related and tax services categories. The Audit Committee may pre-approve specified other services that do not fall within any of the specified prohibited categories of services.
Procedures for Approval of Services
All requests for services that are to be provided by our independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to both the President and the Chairman of the Audit Committee. The Chief Financial Officer authorizes services that have been approved by the Audit Committee within the pre-set limits. If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination. The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee. The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC and PCAOB rules on auditor independence.

OTHER BUSINESS
Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board does not know are to be presented at the meeting by others.
Annual Report
The Annual Report to Stockholders, which includes our consolidated financial statements for the year ended December 31, 2017, has been made available to all stockholders. The Annual Report is not a part of the proxy solicitation material.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING
If you would like us to consider including a proposal in next year’s proxy statement, you must comply with the requirements of SEC Rule 14a-8 and deliver it in writing to: Corporate Secretary, Orion Group Holdings, Inc., 12000 Aerospace Avenue, Suite 300, Houston, TX 77034 by January 24, 2019.
If you are an eligible stockholder, or group of stockholders, and would like us to consider including a proxy access director nomination in next year’s proxy statement, you must comply with the requirements of our proxy access by-law and deliver the required notice and supporting materials in writing to: Corporate Secretary, Orion Group Holdings, Inc., 12000 Aerospace Avenue, Suite 300, Houston, TX 77034 by January 24, 2019.
Under our By-laws, stockholder recommendations of nominees are required to be accompanied by, among other things, specific information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. Failure to comply with our By-law procedures and deadlines may preclude presentation of the matter at the meeting. Please see “Corporate Governance — Website Availability of Governance Documents” for information on how to access a copy of our By-laws.
If you would like to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must comply with the specific procedural requirements in our By-laws and deliver it in writing to: Corporate Secretary, Orion Group Holdings, Inc., 12000 Aerospace Avenue, Suite 300, Houston, TX 77034 by January 24, 2019. Failure to comply with our By-law procedures and deadlines may preclude presentation of your proposal at the meeting.

By Order of the Board of Directors
Peter R. Buchler, Secretary